Exhibit 10.1

English Translation of Shaanxi Province Construction Agreement
(Model Contract)

Prepared by
Department of Construction of Shaanxi Province
Administration for Industry and Commerce of Shaanxi Province

Part One Agreement

Full name of the Owner: Shaanxi Milkgoat Goat Dairy Co., Ltd.

Full name of the Contractor: China Tenth Metallurgical Group Corporation

In accordance with the "Contract Law of the People’s Republic of China," the "Construction Law of China" and other relevant laws, administrative rules and regulations, on a basis of equality, voluntariness, fairness and the principles of honesty and credibility, the parties entered into this agreement regarding the construction work hereof (this “Agreement”).

I. Project Overview

Project Name: Shaanxi Milkgoat 200 Tons of Raw Goat Milk Daily Processing Project (the “Project”)
Project Location: North Houhuai Road, Weinan Economic and Technological Development Zone
Structure: Frame Structure   Floors:    4       Building Area:
Group projects shall have a schedule of the contracting projects with the respective contractors attached (Annex 1)
Project Approval No.: No.[2009] 207 Document issued by Weilinjin
Fund Sources: self-raised

II. The Scope of the Project

Contract Scope: Shaanxi Milkgoat Project Cafeteria and Dormitory Building

What are not included in the contract scope: steel roof of the main plant, fire safety project

III. Term of Agreement:

502 calendar days

Commencement Date: February 15, 2011

Completion Date: June 30, 2012

IV. Quality Standards

Qualified

V. Fee

1. The total contract price: RMB four million, five hundred and nineteen thousand, six hundred and seventeen, and seventeen cents (4,519,617.17) Yuan

Within one calendar month after the roof-sealing, 30% of the contract price shall be paid; within the second calendar month, another 30% shall be paid and within the third calendar months, 35% of the contract price shall be paid.  No interest will be calculated with respect to above payments.  The remaining 5% of the contract price shall be used as a deposit to guarantee the quality of the project and will not be paid to the Contractor until the expiration of the quality defect warranty period without any interests accumulated.

2. The comprehensive unit price: referring to the Contractor's quote.

VI. Other Documents Included in this Agreement

1.	This Agreement
2.	Special Terms and Conditions of this Agreement
3.	General Terms and Conditions of this Agreement
4.	Bid-winning Notice
5.	Tender Document, Engineering Bid or Budget Statement and its Appendix
6.	Bidding Document, Question-answering Minutes and Engineering Volume List
7.	Drawings
8.	Standard, Specifications and Relevant Technical Documents

The negotiations, amendment and other written agreements or documents between the parties regarding this project shall be deemed as an integral part of this Agreement.

VII. The terms in this Agreement shall have the same meanings as are assigned to them in Part Two of this Agreement – General Terms and Conditions.

VIII. The Contractor agrees to conduct and complete the construction pursuant to the Agreement and provides warranty during the quality warranty period.

IX. The Owner agrees to pay the Contractor the contract price and other accounts payable according to the terms and methods set forth in this Agreement.

X. Validity of the Agreement

Contract Date: August 10, 2011

Contract location: Weinan

This Agreement becomes effective upon being sealed by both parties.
The Owner: (Company Seal)	The Contractor: (Company Seal)
Address: _________________	Address: ______________________
Postal Code: _____________	Postal Code: ___________________
Legal representative: __________	Legal representative: _________
Entrusted representative: _______	Entrusted representative: ______
Phone: ________________	Phone: __________________
Fax: _________________	Fax: ________________
Bank: ______________	Bank: _____________
Account Number: _______________	Account Number: ___________

Part Two General Terms

I. Definitions and Contract Documents

1. Definitions

The following terms shall have the definition as defined in this article unless otherwise stipulated in this Agreement.

1.1 General Terms: Terms set forth under laws and administrative regulations and the need for the construction works, which shall be used in the overall situation in construction works.

1.2 Special Terms: Terms agreed and decided by the Owner and the Contractor under the laws and administrative regulations, considering the specific engineering practice, which are regarded as specification, supplement or amendment to the General Terms.

1.3 The Owner: The party as specified in the agreement that is qualified to be the project Owner and is able to pay the contract price, and any legal successor of the Owner party.

1.4 The Contractor: The party as specified in the agreement that is qualified for construction of the project and is accepted by the Owner, and any legal successor of the Contractor.

1.5 The Project Manager: The representative as appointed by the Contractor to be responsible for the construction management and performance of the contract.

1.6 The Designer: The firm appointed by the Owner to be responsible for the design of this Project, who has obtained the relevant qualification certificate for project design.

1.7 The Supervisor: The firm appointed by the Owner to be responsible for the supervision of this Project, who has obtained the relevant qualification certificate for project supervision.

1.8 The Engineers: The general supervision engineer appointed by the Supervisor or the representative appointed by the Owner taking care of the contract performance. Their identity and authority shall be specified by the Owner and the Contractor in the Special Terms of the Agreement.

1.9 The Project Price Governing Authority: The relevant department of the State Council, the construction administrative departments of the local government at or above the county level or the project price governing institute as authorized by the above mentioned departments.

1.10 The Project: The project within the contracting scope agreed in this Agreement by the Owner and the Contractor.

1.11 List of Construction Volume: the detailed list of sub-segment of the proposed project, measures, projects, other project names and details.

1.12 The Comprehensive Unit Price: the required labor costs, materials, mechanical working costs, management fees and profits, and the risk factors to complete a provided project unit listed on the List of Construction Volume.

1.13 The Contract Price: The amount specified in this Agreement by both parties that the Owner shall pay to the Contractor provided that the Contractor has completed all the works within the contract scope and undertaken the responsibility of quality warranty in strict and full compliance with the contractual provisions.

1.14 The Reserved Amount: the amount reserved by the Contractor for any changes that may occur. 1.15 Subcontract and Material Purchase Fees: the work allowed for subcontracting by the Contractor in accordance related regulations, and the amount reserved for materials supplying by the appointed subcontractor or material supplier.

1.16 General Contracting Service Charge: the required fees in line with the coordination of subcontracting and material purchase.

1.17 Cost of Sporadic Work of the Project: the required amount of cost for sporadic work estimated in order to complete the Project quantity proposed by the Contractor.

1.18 The Additional Contract Price: In case the Contract Price needs to be increased during the performance of the Agreement, the increasing part calculated according to the method agreed by both parties after the confirmation and approval of the Owner.

1.19 Expenses: The expenditures excluded from the Contract Price and to be borne by either the Owner or by the Contractor.

1.20 Project Period: The term of the construction that is specified in the Agreement by both parties and are calculated based on calendar days (including all weekends and statutory holidays).

1.21 The Commencement Date: The date on which the Contractor commences the construction hereunder as specified in the Agreement.

1.22 The Completion Date: The absolute or relative date on which the Contractor completes the works under the contract scope as specified in the Agreement.

1.23 The Drawings: Any and all the drawings satisfactory to the construction requirements of the Contractor (including accessorial instructions and related materials), which are presented by the Owner.

1.24 The Site: The site provided by the Owner for the purpose of constructing the Project and any other place specified by the Owner in the Drawings for the purpose of constructing the Project.

1.25 Written Form: The form where the contents it carries can be tangibly represented, such as agreements, letters and digital documents (including telegrams, telexes, facsimiles, electronic data interchange and e-mails).

1.26 Liability for Beach of Contract: The liability to be taken by either party who fails to fulfill the contractual obligations or fails to perform its contractual obligations in compliance with the agreements hereunder.

1.27 Claim: The claim filed by one party against the other for economic compensation and/or extending the Project Period for the actual losses that are caused not due to claiming party’s fault, but due to a reason attributable to the other party during the performance of this Contract.

1.28 Force Majeure: Any objective situation that is unforeseeable, unavoidable or unconquerable as defined in details in Article 37.1 of this General Terms of the Agreement.

1.29 Hour or day: In the Agreement, where a period is specified to be calculated by hour, the period shall be calculated from the effective commencement of the event (the break time not to be deducted); where a period is specified to be calculated by day, the day of commencement shall not be included, and the calculation shall start from the following day. Where the final day of a time limit falls on a public holiday or other statutory holidays, the day after the holiday shall be deemed to be the final day of the time limit, but this shall not apply to the case of Completion Date. Closing time for the final day of a time limit shall be midnight 24:00.

2. Contract Documents and Priority

2.1The documents of the Agreement shall be taken as mutually explanatory and interpretable of one another. Their priority for interpretation shall be as follows:

1. This Agreement

2. The Special Terms of the Agreement

3. The General Terms of the Agreement

4. Bid-winning Notice

5. Tender document, engineering bid or budget statement and its appendix

6. Bidding document, question-answering minutes and engineering volume list

7. Drawings

8. Standard, Specifications and Relevant Technical Documents

Any written agreements or any other documents prepared out of negotiations by the two parties during the performance of the Agreement are regarded as the components of this Agreement.

2.2 If there is any ambiguity or inconsistency in the Contract Documents, it shall be settled through friendly consultation between the Owner and the Contractor, provided that the normal work conditions shall not be affected. The two parties may as well ask the engineers who is in charge of the supervision to give an interpretation. In case that an agreement cannot be reached by consultation, or the interpretation given by the engineer cannot be agreed with, it shall be settled in accordance with the Article 41 of the Special Terms in this Agreement

3. Language and Applicable Laws, Standards and Specifications.

3.1 Language

The Contract Documents shall be written, explained and interpreted in Chinese. If any special terms are determined to be written in two or more than two languages, the Chinese version shall prevail for explanation and interpretation.

3.2 Applicable Laws and Regulations

The Contract Documents shall be governed by the Chinese laws and administrative regulations at the level of state. The two parties shall state the relevant laws and administrative regulations in Special Terms of the Agreement.

3.3 Applicable Standards and Specifications

The Owner and the Contractor shall specify the names of the applicable national standards and specifications in the Special Terms of the Agreement; if there are no applicable national standards or specifications but industry standards and specifications, the parties shall specify the names of the applicable industry standards and specifications; if there are no applicable national or industry standards or specifications, the parties shall specify the name of the local standards and specifications to be applied where the Project is located. The Contractor shall provide the Owner with two sets of agreed standards and specifications in accordance with the time stated in the Special Terms of the Agreement.

If there are no corresponding domestic standards and specifications, the Owner shall make requests for technical requirements for construction to the Contractor in accordance with the agreed time period stated in the Special Terms of the Agreement. The Contractor shall propose technical requirements in accordance with the agreed time period and requirements, and shall not use these techniques until receiving approval from the Owner. If foreign standards and specifications are required by the Owner, the Owner shall be responsible for providing Chinese translation.

All the Expenses for purchasing and translating the standards and specifications related to the construction process shall be borne by the Owner.

4. Drawings

4.1 The Owner shall provide the Contractor with related sets of drawings by the date in accordance with the required time period in accordance with in the Special Terms of the contract. If the Contractor needs additional copies of the Drawings, the Owner shall duplicate it for the Contractor at the Contractor’s expense. If the Owner has confidentiality requirements for the Project, it shall be required in the Special Terms of the Agreement. The expenses related shall be borne by the Owner, and the Contractor shall perform its confidentiality obligation within the agreed time period.

4.2 The Contractor shall not provide the Drawings to any third party without the Owner’s prior consent. When the quality warranty period of the Project expires, the Contractor shall return all of the Drawings to the Owner except for those for the Contractor’s filing.

4.3 The Contractor shall keep a full set of the Drawings at the construction Site for the use of Project inspection by the Engineers and other related people.

II. General Rights and Obligations of Both Parties

5. Engineers

5.1 For supervision, the Owner shall inform the name of supervision units, supervision scope and supervision authority to the Contractors in a written form.

5.2 The chief supervision engineer assigned by the supervision units are stated as engineers in the Agreement, whose name, function, right are all clearly stated in the Special Terms of the Agreement. The engineer shall exercise its authority in accordance with Special Terms in the Agreement. In Special Terms of the Agreement, the Owner requires that written approval shall be obtained from the Owner before the engineer exercises certain rights.

5.3 The representatives assigned by the Owner to the construction site are also called engineers, whose names, functions, rights are all clearly stated in the Special Terms of the Agreement, but their authorities shall not overlap with those of the chief supervision engineer assigned by the supervision units. In case the rights and obligations of the two engineers are not clear, the Owner shall clarify them and inform the Contractor in a written form.

5.4 During the performance of this Agreement, in case any event affecting the rights or obligations of the Owner and the Contractor occurs, the Supervision Engineer in charge of supervision shall handle objectively and fairly such event in accordance with its authorities as specified in this Agreement. If either party disputes the decision of the Supervision Engineer, it shall be solved in accordance with Article 41 of the Special Terms of the Agreement in respect of dispute settlement.

5.5 The Engineers in charge of supervision shall have no rights to terminate or waive any of the Contractor’s rights or obligations as agreed in the Agreement, unless otherwise stipulated clearly in this Agreement or approved by the Owner.

5.6 For representative assigned by the Owner to the construction site to perform the Agreement but not in charge of supervision, their rights and obligations shall be set forth clearly in the Special Terms of the Agreement.

6. Appointment of the Engineers and Instruction of the Engineers

6.1 The engineers may appoint representatives to excise rights as agreed in the Agreement, and may also withdraw the appointment when necessary. Both appointment and withdrawal shall be notified to the Contractor in a written form seven days in advance. The engineer in charge of supervision shall also notify the Owner about the appointment and withdrawal. The appointment letter and withdrawal notice are both regarded as annexes of this Agreement.

Any written letters sent to the Contractor by the engineer representatives within the authorized scope have the same effect as the letters sent by the engineer. If there is any doubt about the written letter sent by the engineer representatives, the Contractor may submit the letter to the engineer to ask for confirmation. If any mistakes happen in the instructions of the representatives, the engineer shall make corrections.

Except the engineers and their representatives, all other personnel’s assigned to the construction site by the Owner have no rights to give any instructions to the Contractor.

6.2 The instruction or notice from the Engineers shall be signed by the Engineers and sent to the Project Manager in writing, and shall be valid at the time when the Project Manager signs with his personal signature and writes down the delivery time on it. When necessary, the Engineers may make an oral instruction, which shall be confirmed in writing within 48 hours thereafter, and the Contractor shall implement the instruction. If the Engineers cannot provide his writing confirmation in a timely manner, the Contractor shall require the confirmation in writing within seven days after the Engineers give the oral instruction. The oral instruction will be deemed as confirmed if the Engineers fail to reply within 48 hours after the Contractor submits a request for confirmation.

If the Contractor considers that the Engineers’ instruction is unreasonable, he must submit a proposal in writing to the Engineers for modifying the instruction within 24 hours after receiving the instruction, and the Engineers shall determine whether to modify the instruction or continue implementing the original instruction and notify the Contractor in writing thereof within 24 hours after receiving the Contractor’s proposal. In case of emergency, the Contractor shall implement the Engineers’ instruction which the Engineers require to be implemented immediately or which the Engineers determine to continue implementing in spite of the Contractor’s disagreement on it. Additional contract price or any other loss caused by wrong instructions shall be borne by the Owner, and the project schedule shall also be extended accordingly if necessary.

This term shall also be applied to the instructions and notices given by the engineer representatives.

6.3 The engineers shall provide any required instructions to the Contractor in accordance with the Agreement, and perform other agreed obligations. If project schedule delay happens because the engineers fail to perform the agreed obligations under this Agreement, the Owner shall bear the additional contract price caused by the delay, compensate the relevant loss of the Contractor, and extend the Project Period accordingly.

6.4 The Owner shall notify the Contractor in a written form at least seven days in advance if the engineer will be replaced. The successor must exercise and perform the predecessor’s rights and obligations as set forth in this Agreement.

7. Project Manager

7.1 The project manager’s name and function shall be stated clearly in the Special Terms.

7.2 A notice issued by the Contractor according to this Agreement shall be made in writing, signed by the Project Manager and delivered to the Engineers, and such notice will only be valid after the Engineers and the Owner’s Representative sign their respective names and the delivery time on the return of the notice.

7.3 The Project Manager shall organize the construction work in accordance with the construction organization design (the construction plan) confirmed by the Owner and the instructions given by the Engineers and/or the Owner’s Representative according to this Agreement. In case of emergency and when the Engineers and the Owner’s Representative are not available, the Project Manager shall take emergency measures to ensure the safety of the workers, the properties and the Project, and submit a report to the Engineers and the Owner’s Representative within 24 hours after such measures are taken. If the Owner or a third party is responsible for the occurrence of the emergency, the loss suffered by the Contractor shall be borne by the Owner, and the Project Period will be postponed accordingly. If the Contractor is responsible for the emergency, he shall bear the Expenses and the Project Period will not be postponed.

7.4 If the Contractor needs to replace the Project Manager with sufficient reason, the Contractor must notify in writing to the Owner at least seven days in advance about the replacement and such replacement shall be approved by the Owner. The successor shall continue to exercise and perform the predecessor’s rights and obligations as set out in the Agreement.

7.5 The Owner has the right to require the Contractor to replace the Project Manager deemed as incompetent by the Owner.

8. Works to be conducted by the Owner

8.1 The Owner shall complete the following works within the agreed time period stated in the Special Terms:

(1) Complete the work for land confiscation, compensation for demolition of housing and for relocation of residents and leveling off the construction Site in order to make the Site meet the construction conditions; and the Owner shall continue to be responsible for solving any remaining problems arising out of the above issues after the commencement of the construction.

(2) Connect the lines for supply of water, electricity and telecommunication necessary for the construction work from the outside of the Site into the Site and ensure such supplies during the course of construction.

(3) Make available the roadways from the Site to the public roads so as to satisfy the transportation needs for the Project and ensure smooth transportation during the construction of the Project

(4) Provide to the Contractor with the geologic and underground pipeline information of the Site, and be responsible for the truthfulness and accuracy of such information.

(5) Complete the application and approval formalities for the Construction Permit, other approvals and permits necessary for the construction works, temporary land use, interruption of water supply, electricity supply, road traffic (except for the certificates to prove the Contractor’s qualification).

(6) Confirm the benchmark and Cartesian point of control; submit them to the Contractor in writing for an on-the-spot delivery and examination.

(7) Organize for the Contractor and the Designer to jointly examine the Drawings and deliver the design.

(8) Coordinate the work with respect to the protection of the underground pipelines near the Site, the adjacent buildings and structures (including preserved cultural relics) and ancient or precious trees, and bear the relevant expenses.

(9) Other works the Owner shall conduct be set forth in the Special Terms by the two parties.

8.2 The Owner may assign some work under Article 8.1 to the Contractor. The two parties shall state such assignment in the Special Terms and all related fees shall be borne by the Owner.

8.3 If the Owner fails to perform the obligations stated under Article 8.1, and causes project schedule delay or any loss for the Contractor, the Owner shall compensate all the losses for the Contractor and extend the Project Period.

9. Works to be conducted by the Contractor

9.1 The Contractor shall complete the following works within the agreed time period set forth in the Special Terms of the Agreement:

(1) According to the Owner’s instruction, complete the design of the Project, within the permitted scope of the design qualification level and business. The design shall not be put into use until confirmation by the engineer, and the Owner shall bear all relevant cost.

(2) Present the Engineers the annual, quarterly and monthly progress schedule and relevant progress statistics.

(3) Supply and maintain the lighting or other facilities used in daytime, and be responsible for safety guard.

(4) Provide the temporary office venue, houses and facilities for living to the Owner in accordance with the requirements under the Special Terms; the Owner shall bear relevant cost incurred.

(5) Comply with rules regarding transportation, environmental protection and safety of construction on the Site, promulgated by the relevant government authorities and complete relevant formalities and notify the Owner of the formalities in a written form.

(6) With respect to the completed project, the Contractor shall be responsible for protecting the completed part before delivery to the Owner. The Contractor shall repair any damages during the protection period at its own expense. In the Special Terms, both parties shall specify the parts of the project requiring the Contractor’s special protection measures and the additional contract price entailed therefore.

(7) As agreed in Special Terms, complete the work with respect to the protection of the underground pipelines beneath the Site, the adjacent buildings and structures (including preserved cultural relics) and ancient or precious trees.

(8) Ensure that the cleanness of the Site is in conformity with the relevant regulations in respect of environmental sanitation administration; before delivering the Project, clean the Site to meet the relevant requirements concerning construction project; and undertake any loss and penalty caused by the Contractor’s violation of relevant regulations.

(9) Other works the Contractor shall complete shall be set forth in the Special Terms by the two parties.

9.2 If the Contractor fails to perform the obligations as stated in Article 9.1, which causes loss to the Owner, the Contractor shall compensate the relevant losses of the Owner.

III. Construction Organization Design and Project Period

10. Progress Schedule

10.1 The Contractor shall present a detailed construction organization design and the progress schedule to the Engineers by the agreed date in the Agreement. The engineers shall make confirmation or propose modification opinions within the agreed period set forth in the Agreement after receiving the above mentioned documents, failure of which shall be deemed as the consent thereto.

10.2 If units of group projects shall be constructed in phases, the Contractor shall provide progress schedule for the project units, in accordance with time the engineer provides the drawings and related information. The two parties shall set forth such terms in the Special Terms of the Agreement.

10.3 The Contractor shall organize the construction works in accordance with the process schedule confirmed by the engineer and shall accept the inspection and supervision by the engineers in respect of the project’s schedule. The Contractor shall submit improvement measurements as required by the engineer if the actual work progress is not in accordance with the confirmed schedule, and shall execute the improvement measurements after approved by the engineer. The Contractor has no right to claim additional contract price for the improvement measures if the inconsistency between actual schedule and planned schedule is attributable to the Contractor.

11. Commencement and Postpone of Commencement Date

11.1 The Contractor shall commence construction on the Commencement Date as agreed in the Agreement. If the Contractor fails to commence on time, the Contractor shall submit the requirement to the engineers in writing for postponing the commencement with the necessary reasons no later than seven days before the Commencement Date as set forth in this Agreement. Upon receiving the requirement for postpone, the engineers shall give written response to the Contractor within 48 hours. If the engineers fail to give response within 48 hours upon receiving the requirement for postpone, an approval may be deemed as being given, and the Project Period may be extended accordingly. If the Engineers disagree on the requirement on deferring the commencement or the Contractor fails to submit the requirement within the prescribed time limit, the project period cannot be extended.

11.2 If the Contractor cannot commence construction on the Commencement Date as agreed in the Agreement due to any reasons of the Owner, the engineers should notify the Contractor in writing for the commencement delay. The Owner shall compensate any losses caused to the Contractor due to the commencement delay and extend the Project Period accordingly.

12. Suspension of Execution

If the engineers deem necessary, the engineers may require the Contractor for project suspension in writing, and shall within 48 hours thereafter, provide a written statement of opinion. The Contractor shall suspend the construction and properly protect the completed constructions according to the requirement of the engineers. The Contractor may submit in writing an application for resuming the construction after he has implemented the instruction of the engineers, and the engineers shall reply to such application within 48 hours. The Contractor may resume the construction work, if the engineers fail to provide the written statement of opinion within the above-mentioned time limit, or fail to reply within 48 hours after receiving the resuming application from the Contractor. If the suspension is due to reasons attributable to the Owner, the Owner shall assume the additional contract price arising out thereof and the Project Period shall be extended accordingly; If the suspension is due to reasons attributable to the Contractor, the expenses arising out there of shall be assumed by the Contractor and the Project Period shall not be extended.

13. Delay in Project Period

13.1 The Project Period may be postponed after confirmed by the engineers if one or several of the following matters cause the delay:

(1) The Owner fails to provide the drawings and commencement conditions as agreed in the Special Terms.

(2) The Owner fails to make project advance payment and/or progressing payment, which renders that the project cannot be continued normally.

(3) The engineer does not offer the necessary instructions or approvals as agreed in the Agreement, which makes the project construction impossible to be continued normally.

(4) Modification of the design and/or the project quantity is increased.

(5) Not caused by the Contractor, the water, power or gas supply is shutdown for more than eight hours within one week.

(6) Force Majeure.

(7)Other situations under which the Project Period shall be extended as agreed in the Agreement or agreed by the engineers.

13.2 Within 14 days after the occurrence of the above situations in Article 13.1, the Contractor shall submit to the engineers a special deferral report regarding the content of the delay. After receiving the report, the engineer shall give confirmation or reply in writing within 14 days upon receiving the report. If the engineers fail to give the confirmation or give any opinions within the agreed time limit, it shall be deemed as approval for the project period extension.

14. Completion of the Project

14.1 The contractor shall complete the project on the Completion Date as set forth in the Agreement or the postponed date as agreed by the engineers.

14.2 The Contractor shall undertake the liability for breach in accordance with this General Term of the Agreement if it fails to complete the Project on the Completion Date as set forth in the Agreement or the postponed date as agreed by the engineers due to reasons attributable to it.

14.3 During the construction, if the Owner requests to complete the Project ahead of the schedule, the Owner and the Contractor shall sign an early completion contract after negotiation, which will be as part of this Agreement. The early completion contract shall include the Contractor’s measures to ensure quality and safety of the Project and the conditions offered by the Owner for the early completion and additional contract price required for the early completion.

IV. Quality and Inspection

15. Quality of the Project

15.1 The quality of the project shall meet the quality standards as set forth in this Agreement. If, due to reasons attributable to the Contractor, the Project fails to meet the quality standards as agreed upon, the Contractor shall undertake the Liability for Breach.

15.2 If there is dispute on the quality of the Project between both parties, the Project shall be examined by the project quality examination institute approved by the Owner. The relevant Expenses and the loss entailed therefor shall be borne by the liable party, and if both parties are liable, shall be shared respectively according to either party’s degree of liability.

16. Inspection and Redo

16.1 The Contractor shall execute the construction in strict accordance with the standards and specifications, requirements of the drawings and instructions made by the engineers under this Agreement, accept the engineers’ inspection and examination at any time and provide convenience for the Engineers’ inspection and examination.

16.2 Once the engineer discovers the part of project which fails to meet the requirements under the Agreement and the agreed standard, it may require the Contractor to redo the work, and the Contractor shall rework according to the time as required by the engineer until the requirements are met. The Contractor shall bear the rework expenses originating from failure to meet the requirements as agreed under the Agreement and the Project Period shall not be extended.

16.3 The examination of the engineer should not affect the normal construction of the Project. If the normal construction is affected by the examination, the Contractor shall bear the expense occurred by the affected construction. The additional contract price occurred by the affected construction shall be borne by the Owner, and the Project Period shall be extended accordingly.

16.4 It will be on the Owner’s account if additional contract price is caused by wrong instructions given by the engineer.

17. Concealed Work and Intermediate Inspection

17.1When the Project is ready to be concealed, or has reached the point for intermediate inspection stipulated in the Agreement, the Contractor shall conduct the self-examination, and then notify the engineers in writing to inspect 48 hours before the concealing and the intermediate inspection. The Contractor’s notice shall include the content, time and venue of the concealing and the intermediate inspection. The Contractor shall prepare the inspection record. Only after the inspection is passed and the Engineers signs on the record, the Contractor may proceed with the concealing and construction. If the inspection fails to be passed, the Contractor shall modify the Project within the time limit set forth by the Engineers and then put it into re-inspection.

17.2 The engineer shall send a notice for postponement to the Contractor in writing 24 hours before the inspection if it fails to carry out inspection on time, and the postponement may not exceed 48 hours. If the engineer fails to require postponement per the time above and refuses to have inspection, the Contractor may perform the inspection on its account, and the engineer should admit the inspection record.

17.3 Upon the inspection by the engineer, if the project quality meets the requirements, specifications and drawings, the engineer shall sign the inspection record. If the engineer fails to sign the record within 24 hours after the inspection, it shall be deemed that the engineer accepts the project quality, and the Contractor can continue the construction.

18. Re-inspection

No matter whether the Engineers have conducted an inspection, whenever they request a re-inspection of the concealed part, the Contractor shall separate such part or dig holes as required, and re-conceal or repair such part after the re-inspection, If the inspection shows the construction satisfactory, the Owner shall bear all the Additional Contract Price entailed therefore and extend the Project Period accordingly. If the inspection shows the construction unsatisfactory, the Contractor shall bear all expenses entailed therefore, and the project period shall not be extended.

19. Trial Run

19.1 If it is agreed to execute the trial run, the scope of the trial run must be in strict compliance with the requirements for the Contractor.

19.2 When in the course of production equipment installation, a single machine is ready for trial run without any load, the Contractor shall organize a trial run, and shall notify the Owner’s Representative in writing of such trial run 48 hours in advance. The notice shall include the content, time and place of the trial run. The Contractor shall prepare the record of the trial run, and the Owner shall provide the necessary conditions for the trial run according to the Contractor’s requirements. If the trial run meets the standards, the engineer shall sign on the record of the trial run.

19.3 If the engineer cannot attend the trial run on time, the engineer shall notify the Contractor in writing at least 24 hours in advance, and the postponement shall not exceed 48hours. If the engineer fails to ask for a postponement within the time limit above, and fails to attend trial, it shall be deemed that the engineer accept the trial run record.

19.4 When in the course of production equipment any installation, the whole set of machines is ready for a trial run without load, the Owner shall organize a trial run and shall notify the Contractor in writing of such trial run 48 hours in advance. The notice shall include the content, time and place of the trial run, and the requirements to the Contractor. The Contractor shall make the preparations according to the requirements. If the trial run meets the standards, the two parties shall sign on the record of the trial run.

19.5 Liabilities of Either Party

(1) If the trial run fails to meet the inspection requirements due to reason of the design, the Owner shall request the Designer to modify the design, and the Contractor shall re-install according to the modified design. The additional Expenses for design modification, demolition and re-installation shall be borne by the Owner, and the Project Period shall be postponed accordingly.

(2) If the quality of the machine causes the failure of trial run, the party that purchased the machine shall be responsible to re-purchase or repair it, and the Contractor shall be responsible for the demolition and re-installation. If the machine is purchased by the Contractor, the Contractor shall bear the cost of repair or repurchase, demolition and re-installation, and the Project Period shall not be extended. If the machines are purchased by the Owner, the Owner shall bear the above-mentioned costs as Additional Contract Price and the Project Period will be postponed accordingly.

(3) If the failure of trial run is due to the Contractor’s construction, the Contractor shall re-install and conduct the trial run as request by the Owner’s Representative and bear all of the relevant Expenses for the reinstallation and the trial run, and the Project Period shall not be postponed.

(4) In addition to the agreement about the trial run expense in the contract price term or the Special Term, the Owner shall bear the trial run expense.

(5) If the engineer does not sign on the trial run record 24 hours after the trial run, it shall be deemed that the engineer accept the record. The contractor may continue the construction or the completion procedure.

19.6 The Owner shall be responsible for the trial production after the completion of the project. If the Owner requires to take the trial production before the completion of the project, or requires the cooperation of the contractor for the trial, the approval of the Contractor is required and a supplement agreement is also required.

V. Safety Execution

20. Liability of the Owner

20.1 The Owner shall comply with the relevant regulations with regard to safe and civilized construction, supervise the Contractor to take measures for safety protection and civilized construction, and pay related fees as agreed in the contract.

20.2 The Owner should give education regarding the safety protection and civilized construction to the people on the construction site, and be responsible for their safety.

20.3 During construction and warranty period of the contracted project, the Owner may not request the Contractor to violate safety manufacture, civilized construction regulation or mandatory standards for construction; the Owner may not indicate or imply the Contractor to purchase, lease and use protective tools, machinery equipment, construction machinery, accessories, fire fighting facilities which can not meet the safety requirements for construction.

20.4 The Owner shall take the corresponding responsibilities occurred by disobeying the regulations or safety accidents caused by the Owner. The delayed project period shall not be extended.

21. Liability of the Contractor

21.1 The Contractor shall obey the regulations of security and civilized construction, establish a sound system of security and civilized construction, give security, civilized construction education to personnel at the construction site and be responsible for their safety.

21.2 The Contractor shall improve the condition of security and civilized construction; construct according to the regulation of security and civilized construction severely; take necessary measures of security to eliminate potential accidents; consciously accept and cooperate with supervision and inspection which are taken according to the law.

21.3 During the construction complementation, completion and warranty period of the contracted project, the Contactor shall have signs of safety warning at the construction site, hardening of the road and site, necessary green, reasonable layout of safety passage, storage and safekeeping of materials and equipment, complete and effective fire facilities, storage and removal of on-site waste, lighting and protection at the construction site, and other works of security, civilized construction concerning government provision.

21.4 The Contractor shall use safe and civilized fees in the prescriptive scope; ensure that special funds are not used for other purposes.

21.5 The Contractor shall be responsible for safe construction for contracted project, and shall truthfully report security accidents timely. If the Contractor disobeys the regulations above and causes safety accidents, the Contractor shall take the corresponding responsibilities occurred, and the delayed project period shall not be extended.

22. Before the Contractor carries out construction work in the vicinity of power equipment, electricity circuits, underground pipelines, air-tight concussion-proof workshop, inflammable and explosive areas and busy streets, the Contractor shall submit safety protection measures to the Engineers, and carry out such measures after receiving the approval from the Engineers. The Owner shall bear all relevant expenses for the security protection.

23. Before the Contractor carries out blast operations, or conducts construction activities (including storage, transportation and use) in a radioactive or hazardous environment, or uses hazardous or erosive substances in construction work, it shall notify the Engineers in writing 14 days prior to such activities, propose corresponding safety measures, and implement such measures upon approval by the Engineers. The Owner shall bear all relevant expenses for the security protection.

24. Accidents handling

24.1 In the event of any accident with grave casualty, the Contractor shall immediately report to the relevant governing authorities according to the relevant provisions, notify the engineer at once after becoming aware of such accident, and properly deal with such accident according to the requirements of the relevant governing authorities simultaneously. The entailed Expenses shall be borne by the party liable for the accident.

24.2 If there is any dispute regarding the liability of accidents between the Owner and the Contractor, it shall be handled per the reorganization of related official department.

VI. Contract Price

25. The measurement regulations and pricing methods of the project shall be in line with the related regulations of ‘The Pricing Regulations of Construction Quantity Inventory of Shaanxi Province’. The engineers should comply with the Agreement to do the pricing and measurement of the construction project based on the above regulations.

26. The agreement for contract price

26.1 The contract price of the bidding project should be stated in the Agreement by the both parties complying with the bid price in the bid-winning notice. The contract price of non-bidding project should be stated in the Agreement complying with the project budget agreement agreed by the both parties 26.2 Once the contract price is decided, neither party may alter it without authorization. The two parties may decide to use one of the following three methods for deciding the contract price:

(1) Contract with fixed price. This can be used for the short term project with low price.

(2) Contract with fixed comprehensive unit price. This can be used for the project of quantity pricing. Both parties of the Agreement shall agree on a scope of risk based as agreed in the Special Term regarding the comprehensive unit price, and the comprehensive unit price shall not be adjusted within the agreed risk scope. The adjustment method for the comprehensive unit price should be decided in the Special Term.

(3) Contract with adjustable price. The adjustable price includes the adjustable comprehensive unit price and the price of measure project, and the two parties shall decide the adjustment method for the comprehensive unit price and price of measure project in the Special Term.

27. Adjustment of Contract Price

27.1 The factors that affect the adjustment of the comprehensive unit price, project quantity and price of measure project include:

(1) The changes of law, administrative law and regulations of government

(2) The price adjustment of project pricing department

(3) Approved design modification

(4) The cost change caused by change of approved construction design by the Owner (not include the remedy of mistakes)

(5) If the actual project quantity does not comply with the project quantity list, the adjustment should be based on the actual project quantity.

(6) The event of claim or some other events that the Owner is in charge of.

(7) Other factors decided in the special terms by the two parties.

27.2 When the instances of Article 27.1 happen, the Contractor shall inform the engineer of the causes and amount of the adjustment in written form within 14 days. After the confirmation of the amount of adjustment, the amount of adjustment shall be paid as additional expense at the same time of the cost of the project. If the engineer keeps silence with the notice of the Contractor of the adjustment, after 14 days it shall be taken as acceptance. If the Contractor fails to notice the Owner within the scheduled time or fails to submit report on the adjustment within the scheduled time, the Owner has the right to decide the adjustment and the amount of the adjustment; in addition the Owner has the right to decide whether to inform the Contractor in written form. If disputes rises from the Contractor and no agreement achieved after consultation, it shall be solved in accordance with Article 41 of the Special Terms in the Agreement in respect of dispute settlement.

28. The Advance Payment of the Project

28.1 Both parties shall decide the percentage of the advance payment of project, the time of payment and the deduction methods of payment within Special Term. The payment shall be paid according to the time and percentage agreed in the Agreement. The percentage of the advance payment shall not be less than 10% or more than30% of the aggregate cost of the Project. The time of the advance payment shall be within30 days after the singing of the Agreement or at least seven days before the Project Commencement Date agreed upon in the Agreement. If the Owner fails to pay according to the Agreement, the Contractor is entitled to send the Owner the advance payment demanding notice within 10 days after seven days have passed after the agreed payment date. If the Owner still fails to pay the advance payment after receiving the notice, the Contractor has the right to stop the construction after 14 days upon sending the notice. The Owner shall pay the Contractor the accrued interest (according to the prevailing bank rate) of the due payment since the payment time agreed in the Agreement and bear the liabilities for breach of contract.

28.2 The methods of the advance payment for the costs relating to safety protection and civilized construction shall be decided in the Special Term. If the project period is shorter than one year, the advance payment shall not be less than 70% of the total amount; if the project period is longer than one year (including one year), the advance payment shall not be less than 50% of the total amount.

29. Confirmation of the Project’s Completed Quantity

29.1 The Contractor shall present to the engineer the quantity progress report in accordance with the time and method as agreed in the Special Term. The engineer shall check the completed project quantity against the drawings (hereinafter referred to as quantity checking) within 14days upon receipt of the report, and makes its observation to the Contractor 24 hours before the quantity checking; the Contractor shall appoint its staff to realize the quantity checking if necessary. Even if the Contractor does not appoint any staff to attend the quantity checking, the result of checking is valid for payment of the project price.

29.2 If the engineer does not carry out quantity checking during 14 days after receiving the report, the quantity in the report will have been deemed as approved since the 15th day. The quantity checking result will not come into effect if the engineer does not inform the Contractor of participating in quantity checking on time.

29.3 The engineer shall not check the quantity which is excluded form the contracted scope of the Contractor and the cost will be borne by the Contractor.

30. Payment Terms:

30.1. Both parties shall decide the methods of settlement-payment for the progress payment in the Special Term. The methods include settlement-payment per month and settlement-payment in phase.

30.2 Within 14 days upon confirmation of the quantity measuring result, the Owner shall pay the Contractor at least 75% or at most 90% due amount of the progress payment. The advance payment the Owner shall deduct back according to the agreed time shall be deducted in the same period for settlement and payment for progress payment.

30.3 The contract price adjustment agreed in Article 27 in the General Terms, the contract price adjustment caused by the project change in the Article 35 and other additional contract price agreed in this Agreement shall be paid at the same period of the progress payment.

30.4 If the Owner fails to pay the progress per the agreed time, the Contractor shall send payment demanding notice to the Owner. After receiving the notice, the Owner may discuss with the Contractor to sign a payment delay agreement if the Owner still can not make the payment per the requirement. Only upon the permission of the Contractor can the payment be delayed. The payment delay agreement shall clearly set forth the time of the delayed payment and the interest (complying with the prevailing loan interest of a commercial bank) of the due payment after the confirmation of quantity measuring result.

30.5 If the Owner fails to pay the progress payment as agreed in the Agreement, and fails to reach an agreement with the Contractor for the payment delay, the Contractor has the right to stop the construction, and the Owner shall bear the liabilities for breach of contract.

VII. Supply of Materials and Equipment

31. Supplied by the Owner

31.1 If the Owner is responsible to supply the materials and equipment, the two parties should prepare a list of materials and equipment as the annex of this Agreement (Annex 2). The list shall include the varieties, specifications, type, quantity, unit price and quality grade of the materials and equipment, as well as the time and place for delivery.

31.2 The Owner shall supply the materials and equipments in accordance with the list in Annex 2, and provide the product quality certification which means the Owner shall be responsible for the quality. The Owner shall notify the Contractor in writing for the delivery of the materials and equipment 24 hours in advance. The Contractor shall appoint staff to check the list together with the Owner.

31.3 The Contractor shall keep well for the materials and equipments supplied by the Owner after the list checking, and the Owner shall pay related storage fees. If any losses or damages are caused by the Contractor, it shall be responsible for the compensation. If the Owner fails to notify the Contractor for list checking, the Contractor shall not be responsible for the materials and equipments keeping, and the Owner shall be responsible for any losses or damages.

31.4 If the Owner does not supply the materials and equipment in accordance with the list agreed, the Owner shall take the related responsibilities. The two parties shall make agreement for relevant responsibilities regarding the following conditions in the special terms:

(1) If the unit price is different from what stated in the list, the Owner shall bear all the price differences.

(2) If the varieties, quantity, and quality grade of the materials and equipment are different from what stated in the list, the Contractor may refuse to accept, and the Owner should move such materials and equipments out of the construction site and make repurchase.

(3) If the specifications and type of the materials and equipments are different from what stated in the list, the Contractor may make adjustment and changes on behalf of the Owner after obtaining approval from the Owner, and the Owner shall bear related charges caused.

(4) If the delivery place of the materials and equipment is different from what stated in the list, the Owner shall take the responsibility to transport the materials and equipment to the designated place as agreed in the list.

(5) If the supplied quantity of the materials and equipment is less than the agreed quantity in the list, the Owner shall take the responsibility to make the full supply; if the supplied quantity of the materials and equipment is more than the agreed quantity in the list, the Owner shall take the responsibility to move the redundant out of the construction site.

(6) If the delivery time of the materials and equipment is earlier than the time agreed in the list, the Owner shall take responsibility for the storage charge occurred. If the delivery time of the materials and equipment is later than the time agreed in the list, the Owner shall compensate the loss caused to the Contractor, and the Project Period shall be extended accordingly for any delays caused.

31.5 Before using the materials and equipments supplied by the Owner, the Contractor shall make inspections or trial use. The unqualified materials or equipments shall not be used, and the Owner shall bear the costs for inspection or trial use.

31.6 The settlement for the materials and equipments supplied by the Owner shall be set forth in the Special Term by the two parties.

32. Supplied by the Contractor

32.1 The Contractor shall make purchase in accordance with requirements specified in the scope of supply and the technical attachments in accordance with the relevant standards, and will provide the quality certificates. The Contractor shall inform the engineer for checking the delivered materials 24 hours before the delivery to the site field.

32.2 The Contractor shall remove the unqualified materials out from the site field and make new repurchase per the time required by the engineer. The resulted charges caused will be borne by the Contractor, and the project period shall not be extended for any delays caused by this.

32.3 Before putting into use, the Contractor shall check the materials according to the engineer’s requirements. The unqualified materials cannot be used for construction, and the charges for inspection or trial shall be borne by the Contractor.

32.4 Once the engineer finds that materials supplied by the Contractor are different with the requirements of the design and the standards, the engineer shall ask the Contractor to repair, remove or repurchase. All the charges will be on the Contractor’s account, and the project period shall not be extended for any delays caused by this deficiency.

32.5 The Contractor shall obtain the engineer’s prior approval before using any substitute materials if necessary, the contract price adjustment shall be agreed upon in written form between the two parties.

32.6 The Owner shall not require the Contractor to purchase materials and equipment from certain suppliers appointed by the Owner.

VIII. Changes of the Project

33. Modification of the design

33.1 The Owner shall inform the Contractor in writing for any modification of the original design 14 days in advance during the construction. If the design variation is beyond the original size of the approved size of the Project, the Owner shall report to the planning administration and other relevant governmental authorities for approval. The relevant drawing and description regarding the variations shall be provided by the designing firm. The Contractor shall carry out the following works in accordance with the requirements of the engineer.

(1) Change certain elevation, baselines, locations and dimensions

(2) Increase/decrease the project quantity as agreed in the Agreement

(3) Adjust the schedule or sequence of project construction

(4) Other necessary works associated with the modification.

The Owner shall bear relevant expenses caused by the contract price adjustment, and the project period shall be extended accordingly for any delay caused by the change.

33.2 During construction, the Contractor cannot make any changes to the original design. Any charges or losses will be on the Contractor’s account if the Contractor makes unauthorized modification, and the project period shall not be extended for any delays caused by the change.

33.3 The Contractor shall obtain the engineer’s approval for any modification to the design and material replacement. Any charges or losses will be on the Contractor’s account if the contractor makes unauthorized modification, and the project period shall not be extended for any delays caused by the change. For charges or earnings caused by the sensible suggestions of the Contractor which are approved by the engineer, the two parties shall make agreement for sharing separately.

34. Other modifications

If the Owner requires any modification to the contracted project quality, it will be settled by consultations between the two parties.

35. Contract Price Adjustment

35.1 The contractor shall submit report for contract price adjustment within 14 days as soon as the above-mentioned modification has been approved, and the contract price will be adjusted after confirmed with the engineer in accordance with the following methods:

(1) If prices applicable to the changing of the Project have been provided in the Agreement, the Contract Price shall be adjusted in accordance with such existing prices;

(2) If there are only prices applicable to the situation similar to the changing of the Project in the Agreement, the Contract Price may be adjusted with reference to such similar prices;

(3) If no prices applicable to the changing of the Project or to the situation similar to the changing of the Project has been provided in the Agreement, the Contractor shall propose proper adjustment for the Contract Price according to the reasonable market price at that time according to the Agreement, and such adjustment shall be executed after the Owner’s confirmation.

35.2 The Contractor shall submit report for correcting the contract price within 14 days as soon as the above-mentioned modification has been approved, or the Owner may decide whether to adjust the contract price and the detailed amount for the adjustment and send notice to the contractor in writing.

35.3 The engineer should give confirmation about the contract price adjustment within 14 days after receiving the report. If the engineer gives no confirmation without any reason or proposing any consultation suggestions, the adjustment shall be regarded as confirmed 14 days after the report submitted.

35.4 If the two parties cannot make agreement regarding the price adjustment, it shall be solved in accordance with Article 41 of the special terms in Agreement in respect of dispute settlement.

35.5 If project change is caused by the Contractor, the Contractor shall have no right to require additional contract price.

IX. Final acceptance and Settlement

36. Final acceptance

36.1 When the Project meets the conditions for the inspection for completion, the Contractor shall present the Owner the full set of materials on the Project’s completion and the report for inspection for completion in accordance with the State regulations with respect to inspection for completion of project. If it is required for the Contractor to provide as-built drawing, the date to provide and set required shall be written in Special Term related.

36.2 The Owner shall organize with the relevant authorities the inspection according to the relevant State standards and the standards agreed by the both parties in this Agreement and its annexes within 28 days after he receives the report on inspection for completion, and shall grant approval or put forward suggestions on modifications within 14 days after the inspection. The Contractor shall make such required modifications and bear the relevant Expenses required for any modification necessitated by the Contractor.

36.3 The report for inspection for completion shall be regarded as accepted if the Owner fails to organize the inspection for completion within 28 days after receiving the report on inspection for completion from the Contractor, or if the Owner makes no modification requirements within 14 days after the inspection for completion.

36.4 If the project acceptance is passed, the date when the completion report is submitted shall be the final completion date. If the project has to be rectified to meet the completion requirement, the final completion date shall be the date when the re-inspection request is submitted to the Owner.

36.5 The Owner shall take the liabilities for safekeeping the Project and all the accidents starting from the 29th day, if he fails to organize the inspection for completion within 28 days after he receives the report on inspection for completion from the Contractor without any justifiable reason.

36.6 The scope and completion time for the intermediate construction projects shall be stated in special terms by the two parties. The process of the inspection for completion shall apply to the Article 36.1 and 36.4 of the general term.

36.7 When the Owner requires that any item or part of the Project be completed ahead of schedule, both Parties shall enter into a contract on such completion ahead of schedule and specify the obligations of the parties and the method of paying the project prices of such item or part of the Project.

36.8 The Owner shall not use the project site until inspection or acceptance has been carried out and passed; otherwise, the Owner will bear any responsibility for quality problem and/or other accidents that may be resulted.

37. Settlement

37.1 The settlement includes settlement for subunit project completion, settlement for unit price completion, and settlement for construction project completion.

37.2 The Contractor shall submit project completion settlement report and full settlement materials within 20 days after the inspection for completion for settlement amount under RMB 5 million, and within 60 days for settlement amount above RMB 5 million. The two parties shall make settlement in accordance with the contract price term adjustment term in the Agreement.

The final settlement of the construction project shall require a compiled document for the project completion within 15 days after the last project unit is completed and obtained the confirmation for inspection.

37.3 Upon receiving the project completion settlement report and settlement materials upon receiving from the Contractor, the Owner shall take verification work and give confirmation or propose modification suggestions within 20 days for settlement amount under RMB 5 million, and within 60 days for settlement amount above RMB 5 million.

37.4 The Contractor shall deliver the completed project to the Owner within 14 days upon receiving the payment for the project completion.

37.5 The Owner shall complete the verification work within 30 days after receiving the compiled document for the project completion.

37.6 Upon receiving the project completion settlement report and full settlement materials, if the Owner does not have any proposals within the time limit agreed hereof, it shall be deemed as an acceptance.

37.7 If the Contractor fails to provide complete project completion settlement report in accordance with the agreed time, and even fails to provide or give clear response within 14 days upon receiving the Owner’s push on this, the Owner shall have the right to take verification based on the current documents, and the Contractor shall bear all liabilities related. If the Owner requires delivering the project, the Contractor should do as required; if the Owner does not require delivering the project, the Contractor shall take the responsibility for keeping.

37.8 The Contractor shall submit payment request for the project completion in accordance with the project completion settlement report. The Owner should make the payment within 15 days upon receiving the request, and shall bear liabilities for breach if the Owner fails to make payment per the due date. The Contractor may request the Owner to make the payment, and if a payment delay agreement can be reached, the Owner should pay the interest for the delayed payment according to the bank interest rate for the corresponding period. If a payment delay agreement cannot be reached, the two parties can sell the project at discounts or apply for auction with the court, the Contractor shall enjoy the priority of compensation regarding the project selling at discounts or auction.

37.9 If the two parties have disputes regarding the settlement price upon the project completion, it shall be solved in accordance with Article 41 of the Special Terms in the Agreement in respect of dispute settlement.

38. Quality warranty

38.1 The Contractor shall take warranty responsibility for the project after hand-over in accordance with the quality maintenance agreement signed between the two parties.

38.2 Execution of quality warranty. The two parties shall sign a quality warranty letter as an annex of this contract (Annex 3). The Owner should specify the content for retention advance and return, and make decisions with the Contractor regarding the following items:

(1) The advance and return for the quality retention money

(2) The percentage and period for the quality retention money

(3) Whether to pay interest for the retention money, if yes, how to calculate the interest.

(4) The time limits and calculation way for defects liability period

(5) The settle process for disputes regarding advance, refund of the retention money, as well as the maintenance quality of the project, cost etc.

(6) The way to compensate the defects occurred in the defects liability period

38.3 Contents of the quality warranty include:

(1) Items and scope of work to be covered in the warranty contract;

(2) Warranty period;

(3) Liabilities;

(4) Payment for the retention money

38.4 5% of the total project price shall be advanced as the retention money.

X. Breach, Compensation and Disputation

39. Breach

39.1 If any of the following happens, the Owner breaks the contract:

(1) As it is specified in Article 28.1, the Owner does not make the advance payment on time.

(2) As specified in Article 30.5, the project cannot be continued since the Owner does not make the payment as agreed in the contract.

(3) A specified in Article 37.6, the Owner does not make payment for the project completion settlement.

(4) Other situation where the Owner does not perform related liabilities.

If the Owner is responsible for the above responsibilities for breach, the Owner is liable for any loss suffered by the contractor. Both parties shall reach an agreement to determine the compensation for the loss of the Contractor in the Special Terms of the Agreement.

39.2 The Contractor breaches the contract if any of the following happens:

(1) Caused by the Contractor, the project cannot be completed per the completion date agreed in the Agreement or the extended completion date agreed by the engineer, as specified in the Article 14.2 of the general terms.

(2) Caused by the Contractor, the project quality cannot meet the standards agreed in the Agreement, as specified in the Article 15.1 of the General Terms.

(3) Other situation in which that the contractor fails to perform his liabilities.

The Contractor shall bear the liabilities for breach and compensate any loss caused to the Owner because of the breach. The two parties shall decide the calculation methods that the Contractor compensates the Owner, or the amount and calculation method of the penalty for breach the Contractor should pay.

39.3 If one party breaches the contract and if at the same time the other party requests the party with breach to keep executing the Agreement, the party with breach shall execute the Agreement and will be responsible for all the delays, loss, or quality defaults generated.

40. Claim

40.1 When one party claims compensation from the other party, it shall have justifiable reasons for such claim and valid evidence of the occurrence of the event results in such claim.

40.2 If the Owner fails to perform its obligations in the way as agreed on hereunder, or any mistakes or other things for which the Owner shall assume liability occur, resulting in any delay of the Project Period and/or the Contractor’s failure to receive the Contract Price in a timely fashion or other economic losses of the Contractor, the Contractor may claim compensation from the Owner in writing according to the following procedure.

(1) Issue a notice with intent of Claim to the Engineers within 28 days after such event resulting in claim happens.

(2) Within 28 days after issuing the notice with intent of Claim, provide the Engineers with a report of Claim, requiring for extending the Project Period and/or compensating the economic losses, as well as related documents.

(3) The Engineers shall within 28 days after receiving the report of Claim and relevant materials, reply to the Claim or request the Contractor to provide further reason and evidence for the Claim.

(4) The claim shall be deemed as accepted if the engineers fail to reply or make further requests to the contractor within 28 days after receiving the report of Claim and relevant documents.

(5) If such claims continuous happen, the Contractor shall submit the claim intention to the engineer in phases, and will submit related documents and final claim report to the engineer within 28 days after the issues of claims come to end. The response process for the claims shall comply with the regulations in the above article (3) and (4).

40.3 If the Contractor fails to perform his obligations or makes mistakes, resulting in the Owner’s economic losses, the Owner may claim the Contractor for compensation in accordance with the time limit set in the Article 40.2

41. Disputes

41.1 If a dispute arises, an agreement may be reached through negotiation or mediation by relevant authorities. If the negotiation is not successful, or if there is no result after mediation, one of the following measures shall be used to solve dispute. Apply for arbitration to the agreed arbitration committee:

(1) Apply for arbitration to the agreed arbitration committee

(2) Submit to the court

41.2 After the occurrence of a dispute, the Parties shall continue to perform the Agreement, maintain the uninterrupted construction and protect the completed Project except that one of the following situations occurs:

(1)Any unilateral breach results in non feasibility of this Agreement, or both parties agree to stop the construction of the Project;

(2) It is required for stopping the project as the result of the mediation and has been accepted by the two parts.

(3) It is required by the arbitration committee for stopping the Project.

(4) It is required by the court for stopping the Project.

XI. Others

42. Sub-Contractor

42.1 The Contractor may sub-contract part of the contracted Project with enterprises or professionals with qualification certificates, and shall enter into a sub-contract agreement with the sub-contractors.

42.2 The Contractor shall not re-contract the whole constructed Project to others or divide the whole contracted project into parts and then re-contract them to third parties under the name of sub-contract.

42.3 Any subcontracting of the Project will not release the Contractor from any obligations or liabilities. The Contractor shall dispatch relevant management personnel in the site of subcontracting to ensure the performance of this Agreement. The Contractor shall be jointly and severally liable for any damages to the Project or other losses to the Owner caused by any breach or negligence of sub-contractors.

42.4 The contract price for sub-contracting project shall be settled by the Contractor and the sub-contractor. Without the consent from the Contractor, the Owner shall not pay any project cost and expenses in any form to the sub-contractor.

42.5 The Contractor shall pay the sub-contracting project price and related labor fees timely. If the Contractor fails to make payment timely, the Owner can deduct related amount from the project price paid to the contractor, and directly pays the sub-contractor and labor personnel.

43. Force Majeure

43.1 The Force Majeure includes explosion and fire explosion caused by war, riot, falling of flying objects or other reasons not attributable to the Owner or the Contractor, and agreed natural disasters (such as storm, snow, flood, and earthquake) 43.2 Upon the occurrence of an event of Force Majeure, the Contractor shall immediately notify the Engineers, and to the extent as possible as much, promptly takes the measures to minimize the losses. The Owner shall provide assistance to the Contractor’s measures. Within 48 hours after the event is over, the Contractor shall report to the Owner for the losses and casualties and the estimated Expenses for cleaning and repairing. If the event continues, the Contractor shall report to the Owner for the casualties every seven days and within 14 days after the event is over, the Contractor must provide the Engineers with a final report on the Expenses for cleaning and repairing and the relevant materials 43.3 The Expenses and the delayed Project Period caused by the Force Majeure events shall be afforded by the parties respectively in accordance with the following methods:

(1) The losses and damages to the project itself and of the third parties resulted form the damage of the project, the loss and damage of the material and equipment on site shall be covered by the Owner.

(2) Each party shall be responsible for the personal injury of its own personnel and bear the relevant Expenses.

(3) The Contractor shall bear the losses and damages to his own equipment and machinery and the work stoppage arising therefore

(4) The Owner shall bear the Expenses of the necessary management and security personnel assigned by the Contractor to remain on the Site at request of the Engineers during the suspension of the Project.

(5) The Owner shall bear the cost of cleaning and repairing of the Project.

(6) The delayed Project Period shall be extended.

43.4 If the Force Majeure event happens after one party’s delay in performing the Agreement, the delaying party shall not be released of the relevant liabilities.

44. Insurance

44.1 Before the commencement of the Project, the Contractor shall purchase all insurances for the Project hereunder, such as, the insurance for the Project and for lives of the Contractor’s own employees and the personnel of any third party in the Site.

44.2 The Owner shall purchase insurance for the materials to be used for the Project and the equipment to be installed which are delivered into the Site by the Owner, and pay the insurance fees.

44.3 The Owner may assign the Contractor with the insurance issue, and related fees shall be borne by the Owner.

44.4 The Contractor must purchase accident insurance and work related injury insurance for the construction personnel on the construction site.

44.5 When an insurance accident occurs, both parties shall do their best to take every measure to prevent or minimize the loss and damage.

44.6 The two parties shall specify the insurance content and related responsibilities in the special terms of the Agreement.

45. Guarantees

45.1 The two parts should offer each other the following guarantee for executing the contract.

(1) The Owner shall provide the guarantee to the Contractor for payment of the contract, making payments as per the agreed payment schedule.

(2) The Contractor shall provide the guarantee to the Owner for execution of the Agreement and respects his obligations as per the agreement.

45.2 When one party breaches the contract, the other party may request it to take related liabilities.

45.3 The Contractor and the Owner shall specify the content of the guarantee. A guarantee contract is annex to the contract.

46. Patent Technology and Know-how

46.1 If the Owner requires using patent technology or know-how, he shall be responsible for handling the application formalities and undertake the Expenses for application, experiment and uses. If the Contractor requires using patent technology or know-how, he shall obtain the consent of the Engineers and shall be responsible for the application formalities and undertake the related Expenses.

46.2 If one party uses the patent technology which results in the infringement on the patent right of any third party, the violator shall undertake corresponding legal and economic liabilities according to law.

47. Underground Obstruction and Cultural Relic

47.1 If in construction cultural relics such as ancient tombs and ancient architectures or fossilized stones or other articles of archeological and geological value are discovered, the Contractor shall protect the spot at once and within four (4) hours of its discovery give the Engineers a written notice to that effect. Within twenty-four (24) hours upon receiving the written notice the Engineers shall report it to the local authorities in charge of cultural relics. Both the Contractor and the Owner shall take necessary measures to have proper protection of the discovered cultural relics in accordance with the requirement of the authorities in charge of cultural relics. The Owner shall undertake the Expenses resulting from it and extend the delayed Project Period.

47.2 If the Contractor finds any underground obstacle during construction, he shall give a written notice to the Engineers within eight (8) hours and suggest a plan to dispose of it. And within 24 hours upon receiving the plan, the Engineers shall either confirm it or suggest an amendment to the plan. The Owner shall undertake the Expenses incurred and extend the Project Period.

If the discovered obstacle underground belongs to any unit or organization, the Owner shall report to the relevant department for coordinated disposition of it.

48. Termination of the Agreement

48.1 The Agreement may be terminated if agreed by both parties through consultation.

48.2 If events happen as specified in the Article 30.5 of the General Terms, the construction suspension is more than 56 days and the Owner fail to pay the project price (progress payment), the Contractor shall have the right to terminate the Agreement.

48.3 If the prohibited conditions specified in the Article 42.2 of the General Terms happen, the Owner shall have the right to terminate the Agreement.

48.4 Either Party has the right to terminate the Agreement if any of the following situations occurs:

(1)The Agreement may not be performed because of the Force Majeure.

(2)The Agreement may not be fulfilled because of one party’s breach (including project shut-down and delay caused by the Owner).

48.5 When one party demands to terminate the Agreement in accordance with Article 48.2, 48.3 or 48.4 hereunder, he shall notify the other party in writing of the termination of the Agreement and inform the other Party of the termination 7 days before the notice is issued. The Agreement shall be terminated upon the delivery of the notice at the other party. If there is a dispute on the termination of the Agreement, it shall be settled in accordance with Article 41 of this Agreement which concerns with dispute settlement.

48.6 After the termination of the Agreement, the Contractor shall properly protect and hand over the finished Project and the purchased materials and equipment. The Contractor shall move his own machinery, equipment and personnel from the Site at the Owner’s request. The Owner shall provide necessary conditions for the Contractor’s moving out and bear the Expenses of the moving out, and pay for the finished Project according to the Contract. The party who orders materials and equipment shall be responsible to return the goods or cancel the orders. The Owner shall be responsible for the payment of the goods that cannot be returned and the Expenses incurred from returning the goods or canceling the purchase orders. If losses occur due to failure of timely return of the goods, the liable party shall be responsible for such losses. Besides the above, the liable party shall compensate the other party for the losses arising out of the termination of the Agreement.

48.7 After the Agreement is terminated, it shall not affect the validity of the term as agreed in the Agreement for the settlement.

49. Validity and termination of the Agreement

49.1 The two parties shall set forth the mechanism for the Agreement to become effective in this Agreement.

49.2 Except for the situations as set forth in Article 38 hereunder, the Agreement will cease to be effective when the Owner and the Contractor perform all the contractual obligations, the Contract Price is paid off and the Contractor hands over the completed Project to the Owner.

49.3 After the termination of the obligations and rights hereunder, both parties shall follow the principle of good-faith and fulfill the obligations of informing, assisting and confidentiality etc.

50. Counterparts of this Agreement

50.1 The Agreement has two original counterparts, and the Owner and the Contractor hold one counterpart respectively. Both of them have the same effectiveness.

50.2 The two parties shall specify the number of contract copies in the Special Term of the Agreement.

51. Supplemental Items

The two parties shall make specification, supplementary or modifications for the General Terms of the Agreement in accordance with the laws and administrative regulations, and make decisions in the Special Terms of the Agreement.

Part Three Special Terms

I. Definitions and Contract Documents

2. Contract Documents and Priority

Contract Documents and Priority: This Agreement ;The Special Terms of the Agreement; The General Terms of the Contract; Bid-winning Notice; Tender document, engineering bid or budget statement and its appendix ; Bidding document, question-answering minutes and engineering quantity list; Drawings; Standard, Specifications and Relevant Technical Documents

3. Language and Applicable Laws, Standards and Specifications.

3.1 In addition to use Chinese, this contract shall also use      /     .

3.2 The Contract Documents shall be governed by:

The People’s Republic of China Construction Law, Contract Law of China, Construction Project Quality Management Regulation, The Compulsory Provisions of Engineering Construction Standards, Construction Quality Warranty Instructions, laws, regulations and administrative documents regarding safe construction in Weinan City of Shaanxi Province.

3.3 The applied standards and specifications: the standards and specifications designated in the Agreement, the national standards and specifications, and local standards and specifications for project agreed in the Agreement.

4. Drawings

4.1 The date for drawing providing and set of drawings that the Owner shall provide to the Contractor. The Owner shall provide to the Contractor four sets of the specified drawings.

The confidentiality requirement for the drawings by the Owner: The Contractor shall not provide the Drawings to any third party without the Owner’s approval.

II. General Rights and Obligations of Both Parties

5. Engineers

5.2 Engineer appointed by the supervision department
Name: Guo Caixia	Title: General Engineer

The authorities granted by the Owner: be responsible to supervise the quality, progress, pricing, information management, and the coordination between all involved construction units.

The authorities can be exercised only with the consent of the Owner:

All factors related with the project pricing change, including design modification, technology verification, site permit. All documents having legal forces for the Owner shall be signed by the authorized representative of the Owner attached with the seal of the Owner before they become effective. The General Engineer shall have no right to terminate any right and obligations of the Contractor as agreed in the Agreement.

5.3 The engineer appointed by the Owner

Name: Wang Jie Title: Engineer

Authority: (1) the first reviewer of the project design modification and site permit issuance.

(2) be involved in the management regarding project quality, safety, investment and progress, as well as the coordination with cooperation units.

(3) be involved in the verifying the payment for the project progress payment, and give confirmation for the project settlement price

5.6 The function of engineer not for supervising:        /

7. Project Manager

Name:   Wang Quanjing       Title:    Project Manager

8. Responsibilities of the Owner

8.1 The Owner shall complete the following works within the agreed time period:

(1)The requirements and time period that the Site shall meet the construction conditions: The Site has access to water supply, electricity and roads as well as land leveling before the commencement.

(2) The requirements and time that the Site shall have access to water supply, electricity: before the commencement, and the Contractor shall bear the expenses for using water and electricity.

The ways to measure and calculation: each month the Owner shall report to the Contractor about the actually used quantity of water and electricity, and the Contractor shall pay the expenses to the Owner according to the water supply and power supply companies’ charging regulations.

(3) The requirement and time that the Site shall have access to the public road: Before the commencement

(4) The time for providing geologic and underground pipeline information: within seven days before theCommencement Date.

(5) The required certificate and approval formalities for the Construction Permit and completion time that the Owner should be responsible for: before the Commencement Date.

(6) The requirements for benchmark and Cartesian point of control: the Owner shall provide in writing, for an on-the-spot delivery and examination with the Contractor.

(7) The time for jointly examining the Drawings and delivering the design: within 7 days before the project Commencement Date.

(8) Coordinate the work with respect to the protection of the underground pipelines near the Site, the adjacent buildings and structures (including preserved cultural relics) and ancient or precious trees: complying with the General Terms.

(9) Other works the Owner should do: through consultation by the two parties when occur. 8.2Works the Owner entrusts the contractor to do: make separate agreements when occur.

9. Responsibilities of the Contractor

9.1 The Contractor shall complete the following works within the agreed time and requirements:

(1) The delivery time to for the design to the project, within the allowed scope of the design qualification level and business: None

(2) The names of required progress plan and statistics and their completion time: provide the general project plan and detailed plan for the subunit project before the Commencement Date; submit statistics regardingthe completed project quantity before the 25th of each month, together with the project progress plan for the next month (the detailed content shall comply with the requirements by the engineer appointed by the Owner).

(3) Supply and maintain the lighting or other facilities used in daytime, and be responsible for safety guard: the Contractor should comply with the requirements of construction administrative department and other relateddepartments, bear the expenses for taking these works and providing corresponding facilities, in order to ensurepublic security and conveniences.

(4) Provide the temporary office venue, houses and facilities for living to the Owner: before thecommencement, provide office to the Owner and supervisors on the construction site.

(5) Formalities regarding transportation, environmental protection and noise management on the Site the contractor needs to go through: in accordance with related requirements of Weinan city and pay relatedexpenses. The Contractor shall bear all the liabilities and penalties if any shutdowns, complaints caused by theenvironment pollution, noise pollution, lightening pollution to the nearby residents, and/or bad living conditions.

(6) Special requirements and expenses for protecting the completed part of project: The Contractor shall beresponsible for protecting before the project completion and delivery, and shall take necessary protections forthe completed part of project and related facilities. The Contractor shall repair any damages during theprotection period at his own costs.

(7) Complete the work with respect to the protection of the underground pipelines beneath the site, the adjacent buildings and structures (including preserved cultural relics) and ancient or precious trees: the Contractor shall bear the losses caused by incorrect constructions.

(8) The requirements for cleanness of the site: in conformity with the relevant regulations in respect ofenvironmental sanitation administration, as well as the related regulations by the Owner.

(9) Other works the Contractor shall do as agreed by the two parties:

a. After entering into the construction site, the Contractor shall go through related formalities with the local police.

b. There are several construction units cross-working for this project, so all construction units should try to cooperate with each other so to reduce related management fee, and comply with the instructions of the supervision department.

III. Construction Organization Design and Project Period

10. Progress Schedule

10.1 The time that the Contractor provides progress organization design (Progress schedule) and progress plan: within seven days before the Commencement Date.

The time that the engineers give confirmation about the progress schedule: within three days upon receivingthe related documents submitted by the Contractor.

10.2 The requirement for progress schedule of community projects: simultaneous construction

13. Delay in project period

13.1 Other situations under which the Project Period shall be extended:

(1) If the temporary electricity and water supply cut-off within 8 hours brings any affect to theconstruction, the project period shall not be extended. If continuous electricity and water supply cut-off is longerthan 8 hours and brings substantial affect to the construction (e.g. Overhead crane cannot work normally, concreting machinery fail to conduct normal operation, theconstruction elevation cannot work), the project period can be extended accordingly. The Owner and thesupervisor shall work together to confirm the extension of project period.

(2) If the change of design causes the Contractor not to work normally, the Contractor shall take jobadjustment accordingly and shall not charge any charges for working time loss. The project period will beextended after the confirmation by the Owner and the supervision department.

IV. Quality and Inspection

17. Concealed Work and Intermediate Inspection

17.1 The parts the two parties agree to have intermediate inspection: the parties shall comply with theArticle 17 of the general Terms to decide the parts in accordance with the compulsory standards, the inspectionregulations for construction quality.

19. Trial Run

19.5 Expenses bearing for trial run: None

V. Safety protection and civil construction

VI. Contract price

26. Contract price

26.2 Price for this contract is decided per fixed comprehensive unit price.

(1) Contract with fixed price: Not applicable.

(2) Contract with fixed comprehensive unit price, which covers agreed scope of risks.

a)	Within ±3% of market price of materials (major materials)

b)	Government functional departments issued or released project valuation standard, specification and the change of valuation information.

The scope of material price change is within 3% (excluding the materials with temporarily estimated price). The adjustment for the comprehensive unit price out of the risk scope: the two parties shall have furtherdiscussion.

(3) Contract with adjustable price: Not applicable.

27. Adjustment for the Contract Price

27.1 Other factors agreed by the two parties to make adjustment for the Contract Price:

(1) New item for the list of project quantity caused by the site visa or change or design: a. If prices applicable to the changing of the Project have been provided in the list, the Contract Price shall be adjusted in accordance with such existing prices; b. If there are only prices applicable to the situation similar to the changing of the Project in the list, the Contract Price may be adjusted with reference to such similar prices; c. If no prices applicable to the changing of the Project or to the situation similar to the changing of the Project has been provided in the list, the Contractor or Owner shall propose proper adjustment for the Contract Price according to The Pricing Rule of Project Quantity List in Shaanxi Province (2004) and Price list for Construction Quotes and The Matching of Construction Project in Shaanxi Province (2004), and such adjustment shall be executed after the both parties’ confirmation; if the two parties cannot make agreement with the adjustment, the two parties may submit to the pricing management department for enquiry, or solve the dispute in accordance with the procedures set forth under the provision of dispute settlement.

(2) The increase/decrease the project quantity caused by changes of design (site permit): a. If the quantities in the list does not match the actual, it shall be calculated in accordance with the actual for the contract price adjustment; b. Measure cost for the contract shall have no adjustment.

(3) If the changes of the project quantity are caused by change of design, verification of the technologies, site permit (Reasons not in respect of the Contractor), adjustment shall be made accordingly.

(4) If the Owner changes the brand of materials with a temporary designated brand earlier, the Owner shall make reorganization for the quality and price of the changed brand, and shall make adjustment for the comprehensive unit rice accordingly.

28. Project advance payment: not applicable

29. Confirmation of the Project Quantity

29.1 Time that the Contractor shall present to the engineer the quantity of completed project: the 25th dayof each month.

30. Settlement and Payment for the Project Progress

30.1 The way, time and percentage for the project progress payment agreed by the two parties are: When the construction reaches ±0.00, the Owner begins to make progress payment. 60% of the monthly progress payment shall be paid in accordance with the verification for the completed project quantity in the corresponding month by the Owner. After the inspection for completion and delivery of the project, the Owner shall pay 60% of the total project cost; 5% of the project price shall be used as quality retention money, and shall pay no interest during the defect responsibility period per the national regulations. The left 35% of the project payment shall be paid in the following 2 years at the end of each year, together with related interests generated.

VII. Supply of Materials and Equipment

31. Materials and equipment supplied by the Owner: a special term will be decided when such condition occurs.

31.4 The settlement methods for materials and equipment supplied by the Owner: the Owner shall deduct the related amount during settlement for the project completion.

32. Materials and equipment supplied by the Contractor:

32.1 Agreement for Contractor supplying the materials and equipment: The Contractor shall make purchase in accordance with the relevant standards, and will provide the quality certificates. 20 days before purchasing the materials as required for the quality and brand by the Owner, the Contractor shall submit the name, product specification, factory, unit price and sample of materials to obtain a confirmation from the Owner. Only upon the signature and confirmation of the Owner, the Contractor can make orders for the materials. The materials may only be put into use if they pass the quality inspection by the Owner and supervision department before entering the contraction site or the Owner shall deserve the right to request the Contractor to refund the purchased materials.

VIII. Changes of the project

35. The Owner shall change the design as agreed in the General Terms.

IX. Inspection for project completion and settlement

36. Inspection for project completion

36.1 The agreement for Contractor providing drawings of completion: the Contractor shall provide at least 3 sets of drawings of completion and related technology documents (including the project completion documents for the sub-contract project should be collected and filed by the contractor) for completion in accordance with the requirements of file management department, within 28 days after the inspection of completion of project.

36.2 The scope and completion time for the intermediate construction project: if any intermediate project needs to be delivered, the scope shall be notified in writing by the engineer after reporting to the Owner and obtaining an approval.

37. Settlement for Project Completion

Settlement auditing period: within 45 months after the completion of the settlement document sent to the owner

X. Breach, claim and disputes

39. Breach

39.1 The responsibilities of the Owner for breach of the Agreement are as follows:

The responsibilities of the Owner for breach of the contract as agreed in the Article 30.5 of general terms: the Owner fails to make the project progress payment and fails to reach an agreement with the Contractor for the payment delay, the Owner shall bear the responsibilities for breach of the Agreement.

The responsibilities of the Owner for breach of the Agreement as agreed in the Article 37.6 of General Terms: the Owner does not have any proposals within the time limit upon receiving the project completion settlement report and full settlement materials shall be deemed as an acceptance.

Other responsibilities of the Owner for breach of the Agreement: shall be discussed separately when occurred

39.2 The responsibilities of the Contractor for breach of the Agreement are as follows:

The responsibilities of the Contractor for breach of the Agreement as agreed in the Article 14.2 of General Terms:

The Contractor shall undertake the liability for breach in accordance with this General Term if it cannot complete the project on the Completion Date or the postponed date as agreed by the engineers. The Contractor shall pay penalty for each project day delayed, and the penalty shall be calculated per 0.1‰ of the Contract Price. The contractor shall be awarded for each project day ahead, and the bounty shall be calculated per 0.1‰ of the Contract Price(.deducting the reservation fund).

The responsibilities of the Contractor for breach of the Agreement as agreed in the Article 15.1 of General Terms:

The project fails to meet the quality standards due to reasons of the Contractor, the Contractor shall rework to achieve the quality standard as set out in the tender, and bear all the cost occurred and all the losses caused to the Owner.

Other responsibilities of breach of the Agreement agreed by the two parties:

(1) To ensure the consistence of the project, the quality of the project and project period, the Contractor shall ensure not to subcontract the project, ensure the stability of the organization, ensure the quality, the progress of the project, and the safety measures taken. If the above conditions can not be achieved, the Contractor will be fined.

(2) The project manager shall have constructor qualification or above. The technical leaders should have middle-level title of Engineer series or above. The main staff in the project department comprised by the project manager and the technical leaders (such as technicians, construction workers, quality inspectors, document controller, and budget specialist) should be in line with that what stated on the tender and can not be changed or replaced. The above mentioned staff should be full-time staff and with related valid qualifications, numbers of social security or work licenses, and should not take any part-time jobs. Without the permission of the Owner and supervision units, the Contractor shall not make changes to the above mentioned staff, or the Contractor would be fined for 10000RMB per person changed. The above mentioned staff shall not leave the construction site without reasons, or they would be fined 1000 RMB per person per time. The Owner has the right to terminate this contract if any serious cases happen and the contractor shall bear all liabilities.

(3) The staff engaged in special work should have valid work licenses, if any worker be found work without licenses or valid licenses, the project department would be fined 1000RMB per person per time. If such cases accumulated to five times, the project should be stopped to make rectification.

(4)The Owner has the right to require the Contractor to replace the project manager, technical leaders or other staff of the project department if they are unqualified.

(5)For each problem found on the materials entered the construction site by the Contractor, the Owner has the right to deduct 1000 RMB form the progress payment and shall make no pay backs later . For each group of problems found, the Owner has the right to deduct 10000RMB from the progress payment and shall make no pay backs later. The unqualified material can be rejected by the Owner, and the Contractor shall move these unqualified materials out of the construction site. All losses should be borne by the Contractor.

41. Disputes

41.1 The two parties agree, when a dispute occurs,

(1) An agreement may be reached through negotiation;

(2) If there is no result after mediation, the first measure of the followings shall be used to resolve dispute.

a. Apply for arbitration to the Weinan Arbitration Committee

b. Submit to the / court

XI. Others

42. Project sub-contracting: Complying with the General Terms

43. Force Majeure

43.1 Agreement regarding the Force Majeure:

The Force Majeure includes explosion and fire explosion caused by war, riot, falling of flying objects or other reasons not attributable to the Owner or the Contractor, and agreed natural disasters (such as storm, snow, flood, earthquake.)

44. Insurance

(1) The insurance coverage for the Owner:

The insurance coverage for the Owner: Complying with the Article 44.1 of the General Terms

Before the commencement of the Project, the Owner shall purchase all insurances for the Project hereunder, such as, the insurance for the Project and for lives of the Contractor’s own employees, and pay related insurance expenses.

The insurance issues the Owner entrusts the Contractor to do: No

(2) The insurance coverage for the Contractor: the Contractor must purchase accident insurance and work related injury insurance for the construction personnel on the construction site, and purchase property insurance for all machines and equipment on the construction site.

45. Performance guarantee

The two parties agree to make performance guarantee for the following items.

(1) The Owner shall make performance guarantee to the Contractor in accordance with the Agreement, and make payment on the project price and performed other agreed obligations under this Agreement.

(2) The Contractor shall make performance guarantee to the Owner and perform the agreed obligations under this Agreement.

50. Copies of the Agreement

50.2 The copies of the contract: 2 originals, 6 copies

51. Supplementary Terms

51.1 The Contractor’s safety control staff must have a proficiency certificate, and take responsible for checking the security conditions of the site and construction personnel. If the supervision engineer or management of the Owner find any unsafe conditions and point out to the contactor, but that the contractor does not make any corrections immediately, the Contactor will be fined RMB 1000 per time. The Contractor must carry out the safety work earnestly, and shall bear all liabilities if any accidents happen.

51.2 During or after the completion of the construction, if someone requires overdue payment from the Owner due to the Contactor’s intentional failure to pay salaries to workers and other payments to subcontractors, it is considered to be the Contractor’s breach of contract. The Owner has the right to terminate the Agreement and is entitled to request for damages from the Contractor.

51.3 The Contractor shall handle the disputes well with villagers around to ensure the construction progress.

51.4 In the event of the delay of the construction process incurred by the act of government (excluding the act of government incurred by the contractor), the contractor must obtain the verification of the related government department within 7 days after the occurrence and submit the construction process delay report to supervisor, owner. The construction date can be postponed only if the supervisor and the owner recognized it as effective with written confirmation; the contractor exceeding the time limit to submit the construction process delay report will be recognized as a waiver of the right to postpone the construction date. In the event that the contractor can predict the occurring that would delay the construction date, the construction date shall not postpone.

51.5 In the event that the Contractor is awarded as the municipal civilization construction site, the safety and civilized measures cost will be calculated by 2.6% of the total cost; without the award, the safety and civilized measures cost will not be calculated.

51.6 In the event that the Contractor is found and criticized to have significant potential safety hazard in the quality safety inspection organized by the government administrative departments, or is revealed by media and has a negative impact. The Contractor must bear the responsibility of serious breach of the contract if it was criticized or revealed once. In the event of being criticized publicly, revealed by above three times (including the third time) or causing severe social impact, or, the punishment incurred by the Contractor refusing to rectify and reform the spot with potential safety hazard, the owner will be entitled to terminate the contract and contract the project to other contractors. In addition, the Contractor will not be exonerated from the liquidated damage liabilities.

51.7 The sub-divisional project and construction unit beyond the general contracting qualification permission of the Contractor and the project contracting beyond this Agreement, the Owner shall conduct specialized subcontract.  The Contractor shall be charged by 3% of the contracting management coordination cost. The general contractor will be in charge of the collecting and archiving of the completion document from the subcontractors.

51.8 Other supplemental terms will be negotiated separately.